UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 7, 2012

EXTERRAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33666	74-3204509
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16666 Northchase Drive, Houston, Texas		77060
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 836-7000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

First Amendment to Third Amended and Restated Omnibus Agreement

In connection with the conveyances, contributions and distributions of specified assets contemplated by the Contribution, Conveyance and Assumption Agreement dated February 22, 2012 (the “Contribution Agreement”), as described in a Current Report on Form 8-K filed on February 24, 2012 by Exterran Holdings, Inc. (“EXH” or “we”), on March 8, 2012, we entered into a First Amendment to Third Amended and Restated Omnibus Agreement (the “Omnibus Amendment”) with Exterran Energy Solutions, L.P., Exterran GP LLC (“GP LLC”), Exterran General Partner, L.P. (“GP”), EXLP Operating LLC and Exterran Partners, L.P. (the “Partnership”). The Third Amended and Restated Omnibus Agreement, dated as of June 10, 2011, as amended by the Omnibus Amendment, governs several relationships between us and the Partnership, including:

1.	Certain agreements not to compete between us and our affiliates, on the one hand, and the Partnership and its affiliates, on the other hand;

2.	Our obligation to provide all operational staff, corporate staff and support services reasonably necessary to run the Partnership’s business and the Partnership’s obligation to reimburse us for the provision of such services, subject to certain limitations;

3.	The terms under which we, the Partnership and our respective affiliates may transfer compression equipment;

4.	The terms under which the Partnership may purchase newly-fabricated compression equipment from our affiliates;

5.	Our licensing of certain intellectual property to the Partnership, including our and the Partnership’s logos; and

6.	The Partnership’s obligation to indemnify us for certain liabilities, and our obligation to indemnify the Partnership for certain liabilities.

The Omnibus Amendment amends the Third Amended and Restated Omnibus Agreement to, among other things, (1) increase the cap on selling, general and administrative costs we allocate to the Partnership based on such costs we incur on the Partnership’s behalf from $9.0 million per quarter to $10.5 million per quarter and (2) extend the term of the caps on the Partnership’s obligation to reimburse us for selling, general and administrative costs and operating costs we allocate to the Partnership based on such costs we incur on the Partnership’s behalf for an additional year such that the caps will now terminate on December 31, 2013.

Each of the parties to the Third Amended and Restated Omnibus Agreement, other than us, is our direct or indirect subsidiary. As a result, certain individuals, including officers of EXH and officers and directors of GP LLC, serve as officers and/or directors of more than one of such entities. Also, we hold (as of the date of this Form 8-K) an indirect 30% limited partner interest in the Partnership through our subsidiaries and an approximate 2% general partner interest and incentive distribution rights in the Partnership through our indirect ownership of GP, the general partner of the Partnership.

Decrease in Revolving Credit Commitments

On March 7, 2012, the Partnership and EXLP Operating LLC, a wholly-owned subsidiary of the Partnership, increased the borrowing capacity under their revolving credit facility by $200 million. Concurrently with this increase, we agreed to decrease the borrowing capacity under our revolving credit facility by $200 million.

Item 7.01	Regulation FD Disclosure

On March 9, 2012, we announced the closing of the transactions contemplated by the Contribution Agreement and described in Item 1.01 above. A copy of the press release is filed as Exhibit 99.1 hereto.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press release of Exterran Holdings, Inc. and Exterran Partners, L.P., dated March 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTERRAN HOLDINGS, INC.

March 13, 2012	By:	/s/ Kenneth R. Bickett
Kenneth R. Bickett
Vice President and Controller

Exhibit Index

Exhibit No.	Description

99.1	Press release of Exterran Holdings, Inc. and Exterran Partners, L.P., dated March 9, 2012